Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated April 16, 2007 (March 19, 2008 as to note 3 insomuch as it relates to the acquisition of Arcelor) relating to the 2006 consolidated financial statements of ArcelorMittal (successor entity of Mittal Steel Company N.V.) and subsidiaries, incorporated by reference in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Accountants B.V.
Rotterdam, The Netherlands
June 30, 2008

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